Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-260441) pertaining to the Pyxis Oncology, Inc. 2019 Stock Plan, Pyxis Oncology, Inc., 2021 Equity and Incentive Plan, Pyxis Oncology, Inc. 2021 Employee Stock Purchase Plan,
(2)
Registration Statement (Form S-8 No. 333-263950) pertaining to the Pyxis Oncology, Inc. 2021 Equity and Incentive Plan,
(3)
Registration Statement (Form S-8 No. 333-266005) pertaining to the Pyxis Oncology, Inc. 2022 Inducement Plan, and
(4)
Registration Statement (Form S-3 No. 333-268100) of Pyxis Oncology, Inc.;

of our report dated March 22, 2023, with respect to the consolidated financial statements of Pyxis Oncology, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 22, 2023